Ehibit 16.1

[Letterhead of Arthur Andersen LLP]

June 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K, dated June 7, 2002, of SOS Staffing Services, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.



Very truly yours,


/s/  Arthur Andersen LLP
------------------------------
     Arthur Andersen LLP

cc: Kevin Hardy, Sr. Vice President and Chief Financial Officer of SOS Staffing Services, Inc.